Registration No.  33-________
      As filed with the Securities and Exchange Commission on July 26, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             Registration Statement Under the Securities Act of 1933

                                GLOBAL WEB, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)

        Utah                                           87-0427550
------------------------                  -------------------------------------
(State of Incorporation)                  (I.R.S.  Employer Identification No.)

          11814 South Election Road, Draper, Utah 84020 (801) 838-7400
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Advisor Compensation Plan
                            -------------------------
                            (Full title of the plan)

                  Lee E. Burbidge, Secretary, Global Web, Inc.
          11814 South Election Road, Draper, Utah 84020 (801) 838-7400
          ------------------------------------------------------------
(Name, address,  including zip code, and telephone number,  including area code, of agent for service of process)


                                        CALCULATION OF REGISTRATION FEE
========================================================================================================================
Title of Each Class        Proposed                Proposed Maximum       Amount of
of Securities              Amount to be            Offering Price         Aggregate                       Registration
to be Registered           Registered              Per Unit               Offering Price                  Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
par value                  40,000                  $.40 (1)               $16,000.00                      $10.00
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the Electronic Bulletin Board of the NASD on July 24, 2001.
================================================================================

Exhibit Index is on page 13.

PROSPECTUS

                                GLOBAL WEB, INC.
                          40,000 Shares of Common Stock

        The 40,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Global Web, Inc., a Utah corporation (the "Company" or first person plural pronouns "we", "us" and "our"), offered hereby will be sold by two shareholders of the Company, Mark Hampton and Evan Twede (the "Selling Shareholders").

        All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." We will not receive any proceeds from the sale of any of these shares.

        On July 24, 2001, the closing price of our Common Stock, as reported on the EBB of the NASD was $.40.

FOR A DISCUSSION OF CERTAIN FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Selling Shareholders acquired the shares offered hereby in a private transaction not registered under the Securities Act. Consequently, in connection with this offering, the Selling Shareholders may be deemed to be an "underwriter" of the Company's Common Stock offered hereby, as that term is defined under the Securities Act. The Selling Shareholders intend to sell the shares offered hereby from time-to-time for their accounts in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. Although there are no current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such sales. The Selling Shareholders will bear all expenses with respect to the offering of shares, excluding the costs associated with registering shares under the Securities Act and preparing this Prospectus.


                  The date of this Prospectus is July 26, 2001.

                              AVAILABLE INFORMATION

        We are  subject  to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith filed reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates.

        We filed with the SEC a registration statement on Form S-8 (the "Registration Statement") under the Securities Act, with respect to the shares of Company Common Stock to be sold pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the SEC are incorporated herein by reference:

        (a) Our Annual Report on Form 10-KSB for the calender year ended December 31, 2000, filed pursuant to Section 13 of the Exchange Act.

        In addition, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

        Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

        We will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Request should be addressed to: Corporate Secretary, Global Web, Inc.,11814 South Election Road, Draper, Utah telephone (801) 838-7400.

                                  RISK FACTORS

        The shares of Common Stock offered hereby involve a substantial degree of risk and only persons who are financially able to sustain the loss of their total investment should consider purchasing such shares. Prospective purchasers should carefully review the entire Prospectus and consider the following risk factors prior to purchasing the shares of Common Stock offered hereby.

Recent Developments. We adopted a policy of self-financing certain leases. We are accumulating a portfolio of leases. Recently we determined to sell approximately 800 leases to a third party who will service the leases and collect the monthly payments. The proceeds from the sale of the leases will be used for working capital for our operations. We may in the future sell additional leases depending on working capital needs and factors that may exist at that time. Previously, we received immediate funding for leases on a discounted basis. We now hold the leases and collect the monthly payments. Because of the loss of the immediate funding, monthly cash flows have decreased but may increase as additional leases are sold. We need sufficient liquidity to fund operations while the aggregate monthly payments from leases grows to levels to replace the funds previously received from the sale of the leases on a discounted basis. We lack experience in collecting and servicing the leases. In the self-financing of the leases our expectations may not be realized. We have set up a significant allowance for doubtful accounts. This reserve may be inadequate. The allowance may be underestimated because we have no historical base. If experience in collecting on the leases is less than estimated, revenues and income will be adversely impacted and will be reduced.

Possible Need for Additional Capital. We may be required to seek additional financing. There can be no assurance that any such financing will be available, if and when required, or on terms acceptable to us, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

New Circumstances. We have to adapt to the changing circumstances regarding the marketing for our products and the providing of services to our customers. Because the circumstances change unpredictably we have to make changes. At times we may make mistakes in reacting to the challenges presented. Because we are not a seasoned company failure to properly adapt may severely hinder our progress. If we make bad decisions, our future could be adversely impacted. There can be no assurance that these expectations will be fulfilled. We are evaluating, testing, and implementing on a limited basis methods of marketing our products and services and different combinations of such services. If the different methods of marketing are not successful and achieve market acceptance, our business may be adversely affected.

New Product Development. We compete in an industry which is affected by technological change. If our efforts to develop or obtain new products which respond to consumer demands are not successful, our operational and financial performance will be adversely affected.

Competition; Dominance of Industry Leaders. Most of our competitors have financial, marketing or management resources substantially greater than those of the Company. The e-commerce industry is dominated by companies with annual revenues that exceed a billion dollars. Our principal market is small to medium sized business which moderate sales volumes. We are facing increasing competition from many competitors. Nevertheless, there can be no assurance that competitive products will not have a material adverse effect on our business.

Competition; Products and Gross Margin. We compete in an industry characterized by intense and increasing competition. Our products have shorter and shorter life cycles. Our gross margins may be effected and reduced over a short time period. In addition, our products may be subject to loss in value due to technological obsolescence. There can be no assurance that our strategies will be successful or that we will maintain adequate gross margins.

Dependence upon Key Personnel. We are dependent upon the marketing and management expertise of certain key personnel. While we believe that it could find other qualified persons to assume the responsibilities of these key personnel if they were to leave the search for successors could take a substantial amount of time, and the disruption to operations could have a material adverse effect on business.

Volatility of Stock Price; Trading Volume. The price of the our Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the our Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered hereby. In addition, the trading volume for our Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.

Shares Eligible for Resale. A substantial portion of our issued and outstanding shares of common stock are restricted. A limited number of these shares may be eligible for resale pursuant to the provisions of Rule 144 promulgated under the 1933 Act. Generally Rule 144 provides that a person or persons who acquired stock in a non-public transaction and has owned the stock for more than one year prior to the proposed sale may sell within a three month period no more than one per cent of the then issued and outstanding shares of common stock or the average weekly reported trading volume on all national securities exchange and through NASDAQ during the four calendar weeks preceding the proposed sale. Each person may sell up to approximately 87,000 shares pursuant to the provisions of Rule 144 during a three month period. Any shares sold pursuant to Rule 144 will adversely affect the market price of the Company's common stock. Further, Rule 144 requires that at the time of the sale, there must be current public information available about the Company. Sales under Rule 144 may adversely affect the market price for the shares of the our common stock in any market that may exist.

                                   THE COMPANY

        Global Web, Inc. markets and sells web sites and merchant services to small and medium sized businesses. We market our products and the products of others through seminars, telemarketing, and other media.

        Our executive offices are located at 11814 South Election Road, Draper, Utah and our telephone number is (801)838-7400.

                                 SHARES COVERED

        The shares covered by this Prospectus have been so included pursuant to contractual registration rights by the holder of such shares.

        We have no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the price, terms or conditions of any such offers or sales will be made. Based on information available to us, it is the our understanding that the Selling Shareholders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Shareholders at a price or prices related to the then current market price of the Company's Common Stock, with such commission to be paid by the respective Selling Shareholders to the Brokers as shall be agreed upon by them, or (ii) by the respective Selling Shareholders to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the our Common Stock, less such discount, if any, as shall be agreed upon by the respective Selling Shareholders and Brokers, or (iii) by a combination of the methods described above. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and we will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expense.

        The Selling Shareholders may be considered an "underwriter" within the meaning of the Securities Act. See "Selling Shareholder" for information concerning the beneficial ownership of Company securities by such holder.


                                 USE OF PROCEEDS

        All of the securities covered by this Prospectus are being offered by the Selling Shareholders. As a consequence, we will not receive any proceeds of sales of such securities.


                               SELLING SHAREHOLDER

        An aggregate of 40,000 shares of our Common Stock is being offered pursuant to this Prospectus by the persons whose names appear below (the "Selling Shareholder"). The following table sets forth the names of the Selling Shareholders, the nature of any material relationship between us and the Selling Shareholders, the number of shares of Common Stock beneficially owned prior to the offering to be made by this Prospectus, the maximum number of shares to be offered hereby for the account of the Selling Shareholders, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by the Selling Shareholders after completion of this offering, assuming all shares offered hereby are in fact sold.

                  Shares                Shares                % of Shares               % of Shares
                  Owned Before          Offered by            Owned                     Owned
Name              Offering              Prospectus            Before Offering           After Offering(1)
----              --------              ----------            ---------------           -----------------
Mark Hampton      30,000                30,000                      *                   0%
Evan Twede        10,000                10,000                      *                   0%

-----------------------------------
*       Denotes less than 1%
(1) The percentage is based upon 8,687,600 shares of Common Stock issued and outstanding on March 31, 2001.
(2) Selling Shareholders acquired their shares pursuant to consulting agreements. The services rendered were not in connection with the offer or sale of securities in a capital raising transaction or promoting or maintaining a market for our shares of common stock.


                              PLAN OF DISTRIBUTION

    The Selling Shareholders may sell the shares offered hereby pursuant to trades effectuated through the Electronic Bulletin Board or through individually negotiated sales or underwriting agreements.
 Brokerage commissions equal to or in excess of normal commissions may be paid by the Selling Shareholders, although we are not aware of any such arrangements that have been entered into at this time. The Selling Shareholders will be selling the shares offered hereby for their own accounts. We will not receive any proceeds thereof. We and the Selling Shareholders have agreed to indemnify each other for certain Securities Act liabilities.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3. Incorporation of Documents by Reference

        The  following   documents  filed  by  the  Company  with  the  SEC  are
incorporated herein by reference:

        (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the Exchange Act.

        (b) Our Quarterly Report on Form 10-QSB filed for the period ended March 31, 2001.

        In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Item 4. Description of Securities

        The information subject of this item is not required because the securities offered are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Experts and Counsel

        Wallace T. Boyack serves as legal counsel to the Company and is a shareholder who owns more than ten per cent of our issued and outstanding shares of common stock.

Item 6. Indemnification of Directors and Officers

        Our Certificate of Incorporation provides that directors and officers be indemnified to the pursuant to Utah law.

        The Revised Business Corporations Act of Utah (the "Utah BCA") provides in general that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, and (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation even if he acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation (and in a criminal proceeding if he had no reasonable cause to believe his conduct was unlawful). A director may not be indemnified if he adjudged to be liable to the Company or if he in the proceeding was adjudged to receive an improper personal benefit. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

       We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed

        The shares subject of this Registration Statement were issued for consulting services rendered. The issuance was made in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 8. Exhibits

Exhibit                                                                Location or
  No.       Title of Document                            Page No.      Filing
-------     -----------------                            --------      -----------
 5.01       Opinion of Wallace T. Boyack, Esq.              12         This Filing
23.01       Consent of Wallace T. Boyack Esq.,              13         This Filing
            Counsel to Registrant
23.02       Consent of Auditors for the Registrant          14         This Filing


--------------------------------


Item 9. Undertakings

        (a)    The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) to include any  material  information  with  respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that Paragraphs (a)(1)(i) and( a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To  remove  from   registration  by  means  of  a  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah on the 26th day of July 2001.

                                              GLOBAL WEB, INC.


                                              By: /s/ Brae Burbidge
                                              ---------------------
                                                      Brae Burbidge, President





        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                  Title                                 Date
----------                  -----                                 ----
/s/ Brae Burbidge           President, Chief Executive            July 26, 2001
-----------------           Officer and Director
Brae Burbidge               (Principal Financial Officer)


/s/ Lee Burbidge            Secretary and Director                July 26, 2001
----------------
Lee Burbidge

                       REGISTRATION STATEMENT ON FORM S-8
                            Registration No. 33-_____

                                GLOBAL WEB, INC.
                                  EXHIBIT INDEX

        The  following is a list of Exhibits  filed as part of the  Registration
Statement:

Exhibit                                                                Location or
  No.       Title of Document                            Page No.      Filing
-------     -----------------                            --------      -----------
 5.01       Opinion of Wallace T. Boyack, Esq.              12         This Filing
23.01       Consent of Wallace T. Boyack Esq.,              13         This Filing
            Counsel to Registrant
23.02       Consent of Auditors for the Registrant          14         This Filing

---------------------------------